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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): April 1, 2004

                              RAIT INVESTMENT TRUST
                              ---------------------
             (Exact name of registrant as specified in its charter)

     Maryland                      1-14760                 23-2919819
-----------------------          ------------          -------------------
(State of incorporation          (Commission            (I.R.S. Employer
   or organization)              File Number)          Identification No.)

                           c/o RAIT Partnership, L.P.
             1818 Market Street, 28th Floor, Philadelphia, PA 19103
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (215) 861-7900


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

     From April 1, 2004 through June 21, 2004, we originated ten loans totaling approximately $76.5 million and invested $5.6 million to acquire one property interest. Three of our loans totalling $20.8 million were repaid during the same period.

     On June 10, 2004, we declared a quarterly cash distribution of $0.60 per common share payable July 15, 2004 to holders of record on June 21, 2004.

     During June 2004, we amended the terms of our $20.0 million line of credit to increase the maximum amount available to borrow to $30.0 million.

    In March and April 2004, we issued 2,760,000 7.75% Series A cumulative redeemable preferred shares of beneficial interest, in the aggregate. The Series A preferred shares rank senior to the common shares with respect to dividend rights, redemption rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. You should refer to the articles supplementary with respect to the Series A preferred shares which have been filed with the SEC for complete information concerning the terms of that series.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     RAIT INVESTMENT TRUST

Date:  June  21, 2004                                By: /s/  Ellen J. DiStefano
                                                     ___________________________
                                                     Ellen J. DiStefano
                                                     Chief Financial Officer and
                                                     Executive Vice President